Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Kimberly Golladay-Cure

(303) 224-4258 | kgolladay@remax.com

RE/MAX, LLC SETTLEMENT GRANTED PRELIMINARY APPROVAL IN ANTITRUST CLASS ACTION LAWSUITS

The settlement, if granted final approval, will resolve the claims asserted against RE/MAX, LLC and release RE/MAX affiliates on a nationwide basis.

DENVER, Nov. 20, 2023 /PRNewswire/ – RE/MAX®, the #1 name in real estate*, today announced the Missouri court granted preliminary approval of its settlement in the class action lawsuits known as Burnett, Moehrl and Nosalek, and any similar claims on a nationwide basis.

To address the pending litigation and mitigate the uncertainties and costs associated with prolonged legal proceedings, RE/MAX, LLC entered into a settlement agreement with plaintiffs on October 5, 2023. RE/MAX, LLC agreed to pay $55 million and make changes to business practices as part of the settlement. The proposed settlement would resolve on a nationwide basis all claims asserted against RE/MAX, LLC and includes releases for all U.S. RE/MAX independent regions, franchisees and agents. RE/MAX, LLC continues to deny the allegations made in the complaints and does not acknowledge any wrongdoing.

Under the terms of the proposed settlement, RE/MAX, LLC has deposited 25% of the agreed-upon $55 million into a settlement fund; 25% is due within 10 business days after preliminary approval; and the remainder within 10 business days after final court approval.

“We are pleased with the court’s decision to grant preliminary approval of the settlement,” said Nick Bailey, President and CEO of RE/MAX, LLC. “This development signifies progress in our ongoing efforts and commitment to a resolution – it’s a positive step forward in bringing these cases closer to the finish line.”

If the settlement is granted final approval by the Missouri court, all U.S. RE/MAX affiliates, including franchisees and agents, will be protected from claims connected to the lawsuits and any similar claims. At this time, final approval is expected sometime next year. The business practice terms of the settlement must be implemented within six months of the final effective date. Apart from the $55 million payment, RE/MAX, LLC does not expect the terms of the settlement agreement to have a material impact on its results of operations and cash flows.

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About the RE/MAX Network
As one of the leading global real estate franchisors, RE/MAX, LLC is a subsidiary of RE/MAX Holdings (NYSE: RMAX) with more than 140,000 agents in almost 9,000 offices and a presence in more than 110 countries and territories. Nobody in the world sells more real estate than RE/MAX, as measured by residential transaction sides. RE/MAX was founded in 1973 by Dave and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. RE/MAX agents have lived, worked and served in their local communities for decades, raising millions of dollars every year for Children’s Miracle Network Hospitals® and other charities. To learn more about RE/MAX, to search home listings or find an agent in your community, please visit www.remax.com. For the latest news about RE/MAX, please visit news.remax.com. This is not an offer of a franchise. Any franchise offer is made only after a Franchise Disclosure Document has been provided.

Forward-Looking Statements

This Press Release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are often identified by the use of words such as “believe,” “intend,” “expect,” “estimate,” “plan,” “outlook,” “project,” “anticipate,” “may,” “will,” “would,” and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. Forward-looking statements include statements related to the class action lawsuits known as Burnett, Moehrl, and Nosalek and similar claims, the settlement and resolution of such lawsuits and similar claims on a nationwide basis (the “Settlement”), final court approval of the Settlement and timing thereof, the expected $55.0 million payment under the Settlement; changes to the business practices of RE/MAX; and the impact that the Settlement, including changes to RE/MAX business practices, may have on the business or results of operations or cash flows of RE/MAX or RE/MAX Holdings, Inc. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily accurately indicate the times at which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, without limitation, (1) changes in the real estate market or interest rates and availability of financing, (2) changes in business and economic activity in general, (3) the Company’s ability to attract and retain quality franchisees, (4) the Company’s franchisees’ ability to recruit and retain real estate agents and mortgage loan originators, (5) changes in laws and regulations, (6) the Company’s ability to enhance, market, and protect its brands, including the RE/MAX and Motto Mortgage brands, (7) the Company’s ability to implement its technology initiatives, (8) risks related to the Company’s CEO transition, (9) fluctuations in foreign currency exchange rates, (10) the ability of the parties to obtain final court approval of the Settlement, and (11) those risks and uncertainties described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company’s website at www.remaxholdings.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no obligation, to update this information to reflect future events or circumstances.